                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.   20549

                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934
                                (Amendment No   6   )


          VECTRA Technologies, Inc., formerly Pacific Nuclear Systems, Inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     694690 10 8
--------------------------------------------------------------------------------
                                    (CUSIP Number)


Check the following box if a fee is being paid with this statement ( ) . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 9 pages

CUSIP No. 694690 10 8                13G                 Page  2  of  9  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              CH Partners II          91-1141862
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  /x/
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
              State of Washington
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                           0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
(10) CHECK BOX IF A THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /x/ (Shares held of record by other individual General Partners excluded.)
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                  Page 2 of 9 pages

CUSIP No. 694690 10 8                13G                 Page  3  of  9  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              CH Partners III          91-1203027
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  /x/
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         State of Washington
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                           520,625
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                       520,625
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         520,625
-------------------------------------------------------------------------------
(10) CHECK BOX IF A THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /x/ (Shares held of record by other individual General Partners excluded.)
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 3 of 9 pages

CUSIP No. 694690 10 8                13G                 Page  4  of  9  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Thomas J. Cable           ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  /x/
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                          0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                           520,625
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                       0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                       520,625
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         520,625
-------------------------------------------------------------------------------
(10) CHECK BOX IF A THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /x/ (Shares held of record by other individual General Partners excluded.)
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 4 of 9 pages

CUSIP No. 694690 10 8                13G                 Page  5  of  9  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Elwood D. Howse, Jr.          ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  /x/
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                          10,950
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                           520,625
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                       10,950
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                       520,625
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         531,575
-------------------------------------------------------------------------------
(10) CHECK BOX IF A THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /x/ (Shares held of record by other individual General Partners excluded.)
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.8%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 5 of 9 pages

CUSIP No. 694690 10 8                13G                 Page  6  of  9  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Wayne C. Wager          ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  /x/
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
              USA
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                          0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                           520,625
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                       0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                       520,625
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         520,625
-------------------------------------------------------------------------------
(10) CHECK BOX IF A THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /x/ (Shares held of record by other individual General Partners excluded.)
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 6 of 9 pages

CUSIP No. 694690 10 8                13G                 Page  7  of  9  Pages
          -----------                                         ---    ---


ITEM 4   OWNERSHIP

ITEM 4(a) IS AMENDED AS FOLLOWS:
         AMOUNT BENEFICIALLY OWNED: As of December 31, 1996, CH Partners II no longer owned any shares of common stock of the Issuer. As of December 31, 1996 CH Partners III owned 520,625 shares of common stock of the Issuer. As of December 31, 1996, Thomas J. Cable no longer owned any shares of common stock of the Issuer. As of December 31, 1996, Elwood
         D. Howse, Jr., owned 10,950 shares of common stock of the Issuer. As of December 31, 1996, Wayne C. Wager no longer owned any shares of common stock of the Issuer.

ITEM 4(c) IS AMENDED AS FOLLOWS:
         VOTING AND DISPOSITION: Elwood D. Howse, Jr. has the sole power to vote and to dispose of the 10,950 shares of common stock that are owned by him. Thomas J. Cable, Elwood D. Howse, Jr., and Wayne C. Wager, as General Partners of CH Partners III, share the power to vote and to dispose of the 520,625 shares of common stock that are owned by CH Partners III.

ITEM 8 IS AMENDED AS FOLLOWS:
         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: A Joint Filing Agreement between the Reporting Persons is attached hereto as Exhibit A.


                                  Page 7 of 9 Pages

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CUSIP No. 694690 10 8                13G                 Page  8  of  9  Pages
          -----------                                         ---    ---


                                       ITEM 10.

    By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 9, 1997
      ----------------




----------------------------------------
THOMAS J. CABLE, GENERAL PARTNER




----------------------------------------
ELWOOD D. HOWSE, JR., GENERAL PARTNER




----------------------------------------
WAYNE C. WAGER, GENERAL PARTNER


                                  Page 8 of 9 Pages

CUSIP No. 694690 10 8               EXHIBIT A            Page  9  of  9  Pages
          -----------                                         ---    ---





                                JOINT FILING AGREEMENT

In accordance with rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of all of them of a Statement on Schedule 13G, including amendments thereto, with respect to the Common Stock of VECTRA TECHNOLOGIES, INC., FORMERLY PACIFIC NUCLEAR SYSTEMS, INC., and further agree that this Joint Filing Agreement may be included as an exhibit to such joint filing. Each party to this Joint Filing Agreement expressly authorizes any other party to file on its behalf any and all amendments to such Statement on Schedule 13G.

In Witness Whereof, the undersigned, being duly authorized, hereby execute this Agreement this 9TH DAY OF FEBRUARY, 1997.


CH PARTNERS II AND CH PARTNERS III




----------------------------------------
BY ELWOOD D. HOWSE, JR., GENERAL PARTNER




----------------------------------------
ELWOOD D. HOWSE, JR.




----------------------------------------
THOMAS J. CABLE




----------------------------------------
WAYNE C. WAGER


                                  Page 9 of 9 pages